Press Release

Contact:Philip R. Mays

Senior Vice President, Chief Financial Officer and

Treasurer

(407) 904-3324

pmays@alpinereit.com

FOR IMMEDIATE RELEASE	ALPINE INCOME PROPERTY TRUST ANNOUNCES RESIGNATION OF MARK O. DECKER, JR. FROM BOARD OF DIRECTORS

WINTER PARK, FL – October 4, 2024 – Alpine Income Property Trust, Inc. (NYSE: PINE) (the “Company” or “PINE”) today announced that Mark O. Decker, Jr., has notified the Company of his resignation from the Company’s Board of Directors, effective October 4, 2024.

“On behalf of the Board, I want to thank Mark for his contributions to PINE over the last five years,” said Andrew Richardson, Chairman of the Board of PINE. “Mark’s knowledge and experience have been important in the Company’s growth and success.  The Company will commence immediately the search for a qualified replacement to fill the vacancy on the Board.”

“I want to thank the PINE team for their commitment and support,” said Mr. Decker. “I am proud of what we’ve accomplished and know that the Company is well positioned for continued success.”

About Alpine Income Property Trust, Inc.

Alpine Income Property Trust, Inc. (NYSE: PINE) is a publicly traded real estate investment trust that seeks to deliver attractive risk-adjusted returns and dependable cash dividends by investing in, owning and operating a portfolio of single tenant net leased commercial income properties that are predominately leased to high-quality publicly traded and credit-rated tenants.

Safe Harbor

This press release may contain “forward-looking statements.” Forward-looking statements include statements that may be identified by words such as “continued,” “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include general business and economic conditions, continued volatility and uncertainty in the credit markets and broader financial markets, risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, credit risk associated with the Company investing in first mortgage investments, illiquidity of real estate investments and potential damages from natural disasters, the impact of epidemics or pandemics (such as the

COVID-19 Pandemic and its variants) on the Company’s business and the business of its tenants and the impact of such epidemics or pandemics on the U.S. economy and market conditions generally, other factors affecting the Company’s business or the business of its tenants that are beyond the control of the Company or its tenants, and the factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.